        Contacts:
Investor Relations:
Meredith Burns
ir@cimpress.com
+1.781.652.6480
Media Relations:
Cheryl Wadsworth
mediarelations@cimpress.com

Cimpress Reports First Quarter Fiscal Year 2016 Financial Results

•	First quarter 2016 results:

◦	Revenue grew 13 percent year over year to $375.7 million

◦	Revenue grew 11 percent year over year excluding the impact of currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months

◦	GAAP net income per diluted share was $0.30 in the first quarter of 2016 versus GAAP net income per diluted share of $0.71 in the year ago period

◦	Adjusted net operating profit after tax was $16.4 million versus $22.6 million in the year ago period.

Venlo, the Netherlands, October 28, 2015 -- Cimpress N.V. (Nasdaq: CMPR), the world leader in mass customization, today announced financial results for the three month period ended September 30, 2015, the first quarter of its 2016 fiscal year.

"Fiscal year 2016 is off to a solid start with continued execution against our long-term objectives," said Robert Keane, president and chief executive officer. "We are pleased with the improving retention trends in the Vistaprint business unit and the performance of recently acquired businesses."

Keane added, "As we have said many times, we believe that a significant portion of our intrinsic value per share will come from intelligent capital allocation. In the first quarter we are pleased to have executed to plan and in line with the strategy and objectives we described in detail at our August 2015 investor day. We also repurchased almost 2 million Cimpress shares."

As described previously, we are making increased investments this year in our mass customization platform, product expansion, our Most of World business unit, acquisition integration, VBU advertising, and other key areas. As we had planned, first quarter operating income, Adjusted NOPAT (defined below), net income, operating cash flow and free cash flow were lower year over year due in part to these investment increases. Additionally, a portion of the year-over-year decline in operating income, adjusted NOPAT, and free cash flow was caused by a fire in one of our production facilities during the quarter, for which we have received some, but not yet all, insurance recovery payments. To the extent we are successful in recovering additional losses, these payments would be recorded in future periods.

Consolidated Financial Metrics:

•
Revenue for the first quarter of fiscal year 2016 was $375.7 million, a 13 percent increase compared to revenue of $333.9 million reported in the same quarter a year ago. The year-over-year strengthening of the U.S. Dollar negatively impacted our revenue growth rate. Excluding the estimated impact from currency exchange rate fluctuations, revenue growth was 21 percent, and excluding both currency impact and revenue from businesses acquired during the past twelve months, revenue grew 11 percent year over year in the first quarter.

•
Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the first quarter was 58.1 percent, down from 61.0 percent in the same quarter a year ago due primarily to the increased weighting of our Upload and Print businesses.

•
Adjusted net operating profit after tax for the first quarter, which is defined at the end of this press release, was $16.4 million, or 4.4 percent of revenue, down from $22.6 million, or 6.8 percent of revenue, in the same quarter a year ago.

•
Operating income in the first quarter was $12.1 million, or 3.2 percent of revenue, a decrease in both absolute dollars and as a percent of revenue compared to $16.9 million, or 5.0 percent of revenue, in the same quarter a year ago.

•
GAAP net income for the first quarter was $10.0 million, or 2.7 percent of revenue, compared to GAAP net income of $23.7 million, or 7.1 percent of revenue in the same quarter a year ago. In addition to increased investment levels described above, this decrease in net income was influenced by increased interest expense related to the senior unsecured notes offering completed in the third quarter of last fiscal year, as well as year-over-year non-operational, non-cash currency impacts.

•	GAAP net income per diluted share for the first quarter was $0.30, versus $0.71 in the same quarter a year ago.

•	Capital expenditures in the first quarter were $24.4 million, or 6.5 percent of revenue.

•	During the first quarter, the company generated $25.7 million of cash from operations and $(1.9) million in free cash flow, which is defined at the end of this press release.

•
As of September 30, 2015, the company had $93.8 million in cash and cash equivalents and $655.3 million of debt net of issuance costs. After considering debt covenant limitations, as of September 30, 2015 the company had $430.7 million available for borrowing under its committed credit facility.

•
During the quarter, the company purchased 1,976,250 of its ordinary shares for $140.2 million, inclusive of transaction costs, at an average per-share cost of $70.95, as part of the share repurchase program authorized by the Supervisory Board in December 2014.

"Although it is still early in the year and we have much left to accomplish, our investments are on track with the plans we previously communicated," said Sean Quinn, chief financial officer. "Please reference our investor day presentation from August for a reminder of the forecasted impact of discretionary long-term investment spend in fiscal 2016. Our overall outlook remains unchanged, though we have updated our forward-looking revenue commentary in our first quarter earnings presentation to reflect our new segment definitions."

Cimpress has posted a guide to reporting changes and an end-of-quarter presentation with accompanying prepared remarks at ir.cimpress.com. On Thursday, October 29, 2015 at 7:30 a.m. (EDT) the company will host a live Q&A conference call with management to discuss the financial results, which will be available via webcast at ir.cimpress.com and via dial-in at +1 (866) 953-6858, access code 59554496. A replay of the Q&A session will be available on the company’s website following the call on October 29, 2015.

Important Reminder of Cimpress’ Priorities
We ask investors and potential investors in Cimpress to understand the upper-most objectives by which we endeavor to make all decisions, including investment decisions. Often we make decisions in service of these priorities that could be considered non-optimal were they to be evaluated based on other criteria such as (but not limited to) near- and mid- term cash flow, EBITDA, EPS and Adjusted NOPAT.

Our priorities are:

•
Strategic Objective: To be the world leader in mass customization. By mass customization, we mean producing, with the reliability, quality and affordability of mass production, small individual orders where each and every one embodies the personal relevance inherent to customized physical products.

•
Financial Objective: To maximize intrinsic value per share, defined as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share.

To understand these objectives and their implications, Cimpress encourages investors to read Robert Keane’s letter to investors published on July 29, 2015.

About non-GAAP financial measures
To supplement Cimpress’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: adjusted net operating profit after tax, free cash flow, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions made in the last twelve months. Adjusted net operating profit after tax is defined as GAAP operating income, less cash taxes attributable to current period operations and interest expense associated with our Waltham lease, excluding M&A related items including amortization of acquisition-related intangible assets, changes in the fair value of contingent consideration, and expense for deferred payments or equity awards that are treated as compensation expense, plus the impact of certain unusual items such as discontinued operations, restructuring charges, or impairments, plus realized gains or losses on currency forward contracts that are not included in operating income. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs, plus payment of contingent consideration in excess of acquisition-date fair value, plus gains on proceeds from insurance. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar. First quarter constant-currency revenue growth excluding revenue from acquisitions made during the past twelve months excludes the impact of currency as defined above and revenue from druck.at, Easyflyer (FL Print), Exagroup, Printi, Alcione and Tradeprint.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Cimpress’ management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. These non-GAAP financial measures also have facilitated management’s internal comparisons to Cimpress’ historical performance and our competitors’ operating results.

About Cimpress
Cimpress N.V. (Nasdaq: CMPR) is the world leader in mass customization. For 20 years, the company has been producing, with the reliability, quality and affordability of mass production, small individual orders where each and every one embodies the personal relevance inherent to customized physical products. The company produces more than 46 million uniquely designed items a year. Cimpress’ portfolio of brands includes Vistaprint, Albelli, Drukwerkdeal, Pixartprinting, Exaprint and others. That portfolio serves multiple customer segments across many applications for mass customization. To learn more, visit www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to our expectations for the growth and development of our business, our planned investments in our business, and the anticipated effects of those investments. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts are based; our failure to execute our strategy; our inability to make the investments in our business that we plan to make; our failure to manage the growth and complexity of our business and expand our operations; our failure to develop our mass customization platform or to realize the anticipated benefits of such a platform; costs and disruptions caused by acquisitions and strategic investments; the failure of the businesses we acquire or invest in to perform as expected; the willingness of purchasers of marketing services and products to shop online; unanticipated changes in our markets, customers, or business; competitive pressures; our failure to maintain compliance with the covenants in our revolving credit facility and senior notes or to pay our debts when due; general economic conditions; and other factors described in our Form 10-K for the fiscal year ended June 30, 2015 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

CIMPRESS N.V.
CONSOLIDATED BALANCE SHEETS
(unaudited in thousands, except share and per share data)

	September 30, 2015	June 30, 2015
Assets
Current assets:
Cash and cash equivalents	$93,816	$103,584
Marketable securities	5,745	6,910
Accounts receivable, net of allowances of $351 and $372, respectively	38,699	32,145
Inventory	19,835	18,356
Prepaid expenses and other current assets¹	59,274	55,103
Total current assets	217,369	216,098
Property, plant and equipment, net	495,097	467,511
Software and web site development costs, net	23,332	22,109
Deferred tax assets	19,016	17,172
Goodwill	408,767	400,629
Intangible Assets, net	155,471	151,063
Other assets¹	24,621	25,213
Total assets	$1,343,673	$1,299,795
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$65,768	$65,875
Accrued expenses	179,155	172,826
Deferred revenue	23,378	23,407
Deferred tax liabilities	1,752	1,043
Short-term debt¹	18,001	21,057
Other current liabilities	23,889	21,470
Total current liabilities	311,943	305,678
Deferred tax liabilities	49,970	48,007
Other liabilities	62,019	52,073
Lease financing obligation	107,233	93,841
Long-term debt¹	637,316	493,039
Total liabilities	1,168,481	992,638
Commitments and contingencies
Redeemable noncontrolling interests	65,120	57,738
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued; and 31,388,226 and 33,203,065 shares outstanding, respectively	615	615
Treasury shares, at cost, 12,692,401 and 10,877,562 shares, respectively	(547,448)	(412,132)
Additional paid-in capital	324,370	324,281
Retained earnings	442,804	435,052
Accumulated other comprehensive loss	(110,653)	(98,909)
Total shareholders’ equity attributable to Cimpress N.V.	109,688	248,907
Non controlling interest	384	512
Total Shareholders Equity	$110,072	$249,419
Total liabilities and shareholders’ equity	$1,343,673	$1,299,795
¹In Q1 FY16 we early adopted a new accounting standard to present our capitalized debt issuance costs asset net of the related debt obligation. Previously, these capitalized costs were classified as other current and long-term assets. We have applied this change retroactively for all periods presented.

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited in thousands, except share and per share data)

	Three Months Ended September 30,
	2015	2014
Revenue	$375,748	$333,932
Cost of revenue (1)	157,283	130,220
Technology and development expense (1)	51,086	43,905
Marketing and selling expense (1)	122,135	111,827
General and administrative expense (1)	33,159	31,121
Income from operations	12,085	16,859
Other income, net	9,242	12,135
Interest expense, net	(8,126)	(3,345)
Income before income taxes	13,201	25,649
Income tax provision	3,940	2,232
Net income	9,261	23,417
Add: Net loss attributable to noncontrolling interest	749	277
Net income attributable to Cimpress N.V.	10,010	23,694
Basic net income per share attributable to Cimpress N.V.	$0.31	$0.73
Diluted net income per share attributable to Cimpress N.V.	$0.30	$0.71
Weighted average shares outstanding — basic	32,528,583	32,386,820
Weighted average shares outstanding — diluted	33,534,808	33,154,436
____________________________________________
(1) Share-based compensation is allocated as follows:

	Three Months Ended September 30,
	2015	2014
Cost of revenue	$26	$31
Technology and development expense	1,330	927
Marketing and selling expense	411	914
General and administrative expense	4,423	3,870

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended September 30,
	2015	2014
Operating activities
Net income	$9,261	$23,417
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,258	24,459
Share-based compensation expense	6,190	5,742
Excess tax benefits derived from share-based compensation awards	(1,709)	(319)
Deferred taxes	(3,644)	(4,157)
Unrealized gain on derivative instruments included in net income	(2,052)	(3,468)
Change in fair value of contingent consideration	—	3,677
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	(7,793)	(10,112)
Other non-cash items	887	541
Gain on proceeds from insurance	(1,587)	—
Changes in operating assets and liabilities:
Accounts receivable	(5,943)	(2,566)
Inventory	(1,710)	(497)
Prepaid expenses and other assets	3,157	16,787
Accounts payable	10,520	6,452
Accrued expenses and other liabilities	(10,118)	(7,336)
Net cash provided by operating activities	25,717	52,620
Investing activities
Purchases of property, plant and equipment	(24,393)	(16,684)
Business acquisitions, net of cash acquired	(22,815)	(25,907)
Purchases of intangible assets	(357)	(85)
Capitalization of software and website development costs	(4,910)	(3,539)
Proceeds from insurance	2,075	—
Net cash used in investing activities	(50,400)	(46,215)
Financing activities
Proceeds from borrowings of debt	214,999	100,000
Payments of debt and debt issuance costs	(73,318)	(103,012)
Payments of withholding taxes in connection with equity awards	(2,741)	(1,511)
Payments of capital lease obligations	(2,183)	(1,261)
Excess tax benefits derived from share-based compensation awards	1,709	319
Purchase of ordinary shares	(127,793)	—
Proceeds from issuance of ordinary shares	282	845
Capital contribution from noncontrolling interest	5,141	—
Other financing activities	(85)	—
Net cash provided by (used in) financing activities	16,011	(4,620)
Effect of exchange rate changes on cash	(1,096)	(3,372)
Net decrease in cash and cash equivalents	(9,768)	(1,587)
Cash and cash equivalents at beginning of period	103,584	62,508
Cash and cash equivalents at end of period	$93,816	$60,921

CIMPRESS N.V.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands)

	Three Months Ended September 30,
	2015	2014
Adjusted net operating profit after tax reconciliation:
GAAP Operating Income	$12,085	$16,859
Less: Cash taxes attributable to current period (see below)	(6,833)	(5,313)
Less: Interest expense associated with Waltham lease	(350)	—
Exclude expense (benefit) impact of:
Change in fair value of contingent consideration (earn-out related charges¹)	289	3,677
Acquisition-related amortization and depreciation	9,782	6,908
Share-based compensation related to investment consideration	802	497
Restructuring Costs	271	—
Include: Realized gain (loss) on currency forward contracts not included in operating income	316	(17)
Adjusted NOPAT	$16,362	$22,611

Cash taxes paid in the current period	$4,709	$5,296
Less: cash taxes related to prior periods	359	(2,860)
Plus: cash taxes attributable to the current period but not yet paid	921	936
Plus: cash impact of excess tax benefit on equity awards attributable to current period	1,709	2,796
Less: installment payment related to the transfer of IP in a prior year	(865)	(855)
Cash taxes attributable to current period	$6,833	$5,313

	Three Months Ended September 30,
	2015	2014
Free cash flow reconciliation:
Net cash provided by operating activities	$25,717	$52,620
Purchases of property, plant and equipment	(24,393)	(16,684)
Purchases of intangible assets not related to acquisitions	(357)	(85)
Capitalization of software and website development costs	(4,910)	(3,539)
Proceeds from insurance	2,075	—
Free cash flow	$(1,868)	$32,312

¹Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to earn-out mechanisms dependent upon continued employment.

CIMPRESS N.V.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED) AND SUPPLEMENTAL INFORMATION
(Unaudited, in thousands)

	GAAP Revenue						Constant- Currency revenue growth
	Three Months Ended September 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions¹
	2015	2014	% Change	(Favorable)/ Unfavorable	Revenue Growth	(Favorable)/ Unfavorable	Excluding acquisitions
Revenue growth reconciliation by reportable segment:
Vistaprint	$265,190	$260,057	2%	6%	8%	—%	8%
Upload and Print	76,538	38,729	98%	20%	118%	(87)%	31%
All Other	34,020	35,146	(3)%	13%	10%	(4)%	6%
Total revenue	$375,748	$333,932	13%	8%	21%	(10)%	11%

Supplemental Financial and Operating Information
In $ millions, except where noted	FY2014	Q1 FY2015	Q2 FY2015	Q3 FY2015	Q4 FY2015	FY2015	Q1 FY2016

Revenue - Consolidated as Reported	$1,270.2	$333.9	$439.9	$339.9	$380.5	$1,494.2	$375.7
y/y growth	9%	21%	19%	19%	13%	16%	13%
y/y growth in constant currency	8%	21%	23%	26%	22%	23%	21%

Vistaprint	$1,097.6	$260.1	$344.2	$267.6	$273.4	$1,145.1	$265.2
y/y growth	n/a	6%	3%	4%	5%	4%	2%
y/y growth in constant currency	n/a	5%	7%	11%	11%	9%	8%
as % of revenue	86%	78%	78%	79%	72%	77%	71%
Upload and Print	$43.6	$38.7	$44.0	$38.7	$75.7	$197.1	$76.5
y/y growth	n/a	n/a	n/a	n/a	74%	352%	98%
y/y growth in constant currency	n/a	n/a	n/a	n/a	100%	352%	118%
as % of revenue	3%	12%	10%	11%	20%	13%	20%
All Other	$129.0	$35.1	$51.8	$33.7	$31.4	$152.0	$34.0
y/y growth	n/a	20%	40%	13%	(5)%	18%	(3)%
y/y growth in constant currency	n/a	21%	47%	25%	7%	19%	10%
as % of revenue	10%	11%	12%	10%	8%	10%	9%

Physical printed products and other	$1,189.9	$315.1	$422.1	$322.6	$363.3	$1,423.1	$360.1
Digital products/services	$80.3	$18.8	$17.8	$17.3	$17.2	$71.1	$15.6

Advertising & Commissions Expense - Consolidated	$267.7	$63.9	$85.6	$72.1	$64.8	$286.4	$70.2
as % of revenue	21.1%	19.0%	19.0%	21.0%	17.0%	19.2%	19.0%

TTM Bookings - Vistaprint
% TTM Bookings from repeat orders	72%	72%	72%	73%	73%		73%
% TTM Bookings from first-time orders	28%	28%	28%	27%	27%		27%

Advertising & Commissions Expense- Vistaprint	$256.5	$56.4	$75.7	$64.8	$59.1	$256.0	$62.4
as % of revenue	23%	22%	22%	24%	22%	22%	24%

Headcount at end of period	5,127	5,336	5,859	5,839	6,552		6,836
Full-time employees	4,901	5,040	5,203	5,534	6,168		6,447
Temporary employees	226	296	656	305	384		389

Some numbers may not add due to rounding. Metrics are unaudited.

¹For the three months ended September 30, 2015, constant-currency revenue growth excluding acquisitions excludes the impact of currency and revenue from druck.at, Easyflyer, Exagroup, Printi, Alcione and Tradeprint.